Exhibit 10.10

PRIVILEGED AND CONFIDENTIAL

September 20, 2021

Ericka L. Ayles

Re:	Employment Terms

Dear Ericka:

This letter agreement (this “Agreement”) sets forth the terms of your continued employment at Yesway, Inc. (together with any subsidiaries and affiliates as may employ you from time to time, the “Company”). This Agreement will be effective on the closing date of the initial public offering of the Company (the “IPO”) or such other date mutually agreed upon by the parties.

Employment and Duties

You will be employed in the role of Chief Financial Officer and you shall perform the duties of this role as are customary and as may be required by the Company. You will report to Chief Executive Officer.

You shall have such duties and responsibilities, commensurate with your position, as may be reasonably assigned to you from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”), or which are in accordance with the delegations of authority set out by the Board. You will use your best efforts to promote the interests and condition (financial and otherwise) of the Company.

At-Will Employment Relationship

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by the Company and signed by you and a duly authorized member of the Company. If your employment with the Company terminates for any reason (such date of termination, the “Termination Date”), then, concurrently with such termination, you will be deemed to have resigned from all director, officer, trustee or other positions you hold with the Company and any of its affiliates, in each case unless otherwise agreed to in writing by the Company and you. You agree to execute any documents evidencing such resignations as the Company may reasonably request.

Base Salary and Employee Benefits

Your base salary will be paid at the annual rate of $590,000, less payroll deductions and withholdings, on the Company’s normal payroll schedule. You will be reimbursed for expenses that are normal and customary for your role and follow applicable Company policies. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position. You will not be eligible for overtime premiums.

Commencing with fiscal year 2021, you will have a target annual incentive cash bonus opportunity of 75% of your base salary. Payment of the cash bonus in any fiscal year, if any, will be subject to the terms and conditions, if any, that the Board or a designated committee thereof establishes in its discretion from time to time (and shall be pro-rated for partial years). Unless otherwise expressly provided in such bonus program or the Severance Plan (as defined below), you must remain employed with the Company through the date of payment of any such bonus to be eligible to receive it.

Ericka L. Ayles

September 20, 2021

Page | 2

You will be eligible to participate in the Company’s health and welfare, group insurance, retirement and other employee benefit plans, programs and arrangements (pursuant to the terms and conditions of the benefit plans and applicable policies) as are made generally available from time to time to executives of the Company.

You will be eligible for 5 weeks of vacation per year. You will earn any additional vacation according to the Company’s vacation policy.

IPO and Equity Awards

In connection with the IPO, subject to the approval of the Board (or a committee thereof), you will be granted an option to purchase shares of Class A common stock with an aggregate grant date value of $478,875 and restricted stock units with respect to shares of Class A common stock with an aggregate grant date value of $159,625 under the Company’s 2021 Incentive Award Plan or other equity incentive plan then in effect and an applicable award agreement (“IPO Equity Awards”).

During your employment with the Company you will be eligible to participate in the Company’s equity incentive plan then in effect and receive equity awards thereunder, as determined by the Board (or a committee thereof) in its discretion and subject to the terms of the Company’s equity incentive plan then in effect and an applicable award agreement.

Severance Benefits

You will be eligible to participate in the Yesway, Inc. Executive Severance Plan (the “Severance Plan”), a copy of which has been provided to you. By signing this Agreement, you are acknowledging such participation and your understanding that you are agreeing to all of the terms and conditions of the Severance Plan, including certain promises and covenants contained in Section 10 of the Severance Plan (which apply regardless of whether you receive any payments or benefits under the Severance Plan). You should read the entire Severance Plan carefully.

Section 409A

Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the Department of Treasury Regulations and other guidance thereunder, “Section 409A”) or shall comply with the requirements of such provision. After the Termination Date, you shall have no duties or responsibilities that are inconsistent with having a “separation from service” (within the meaning of Section 409A) as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, any distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” (as determined under Section 409A) and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” (within the meaning of Section 409A) and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you on or before the last day of the calendar year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that you receive in one taxable year shall not affect the amount of such reimbursements that you receive in any other taxable year. Notwithstanding any provision to the contrary in this Agreement, if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with the Company or (B) the date of your death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Ericka L. Ayles

September 20, 2021

Page | 3

Assignment

This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person. You may not assign your rights or obligations to another entity or person.

Indemnification

You shall be entitled to indemnification to the maximum extent permitted by applicable law and the Company’s Articles of Incorporation or Bylaws, as applicable, subject to any applicable obligations therein (including, without limitation, any repayment obligations pursuant to Section 6.03 of the Bylaws) . At all times during your employment, the Company shall maintain in effect a directors and officers liability insurance policy with you as a covered officer.

Whistleblower Protections and Trade Secrets

Notwithstanding any provision of this Agreement to the contrary, nothing prohibits you from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of State or Federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, (i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal; and do not disclose the trade secret, except pursuant to court order.

Compensation Recovery Policy

You acknowledge and agree that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, you will take all action necessary or appropriate to comply with such a clawback policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

Ericka L. Ayles

September 20, 2021

Page | 4

Miscellaneous

This Agreement forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’ discretion in this Agreement, require a written modification approved by the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles. Any dispute or controversy arising out of, relating to, or concerning any interpretation, performance or breach of this Agreement will be settled by arbitration to be held in Boston, Massachusetts, administered by the American Arbitration Association under its employment arbitration rules and mediation procedures and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party will each pay their own costs and expenses; provided, however, the arbitrator may award the costs and attorneys’ fees of the other party to the extent permitted by applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile or pdf signatures shall be equivalent to original signatures.

I am very pleased to offer you continued employment in this position at the Company on and following the IPO under the terms described above. I would be happy to discuss any questions that you may have about the terms of the offer. It will be a pleasure to continue to work with you and create the future of the Company on and following the IPO.

Sincerely,

Thomas N. Trkla

Chairman and Chief Executive Officer

Understood and Accepted:

/s/ Ericka L. Ayles	9/20/2021
Ericka L. Ayles	Date